Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of June 27, 2019 (this “Amendment”), to the Agreement and Plan of Merger, dated as of January 3, 2019 (the “Agreement”), is being entered into by and among Flex Pharma, Inc., a Delaware corporation (“Parent”), Falcon Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Salarius Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”). Capitalized terms not defined herein shall have the meanings given in the Agreement.

RECITALS

WHEREAS, pursuant to Section 11.2 of the Agreement, the Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Parent if such amendment is in writing and signed by the Company, Merger Sub and Parent.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the undersigned parties, hereby intending to be legally bound, agree to amend the Agreement as set forth below.

AGREEMENT

1.	Amendments to the Agreement.

(a)    The first paragraph of Section 1.12 to the Agreement is hereby amended and restated in its entirety as follows:

“Warrants to be issued to Parent Stockholders. At or prior to the Closing, Parent shall pay a dividend of, or distribute, to Parent Stockholders of record as of a date and time determined by Parent Board of Directors (provided that such date is on or prior to the Effective Time) one right (each, a “Right” and collectively the “Rights”) per share of Parent Common Stock (“Warrant Distribution”). Each Right shall entitle the holder thereof to receive a warrant to purchase shares of Parent Common Stock (each a “Warrant” and collectively the “Warrants”) six months and one day following the Closing Date (the “Issuance Date”). Each Right shall be evidenced by a certificate. The Warrants shall contain customary terms and conditions agreed by the Parties, provided that the Warrants:”

(b)    Section 5.3(a) to the Agreement is hereby amended by replacing the words “60 calendar days” with the words “120 calendar days”.

(c)    Section 9.1(b) to the Agreement, is hereby amended by replacing the words “the date that is six months after the date of this Agreement” with the words “August 31, 2019”.

2.    This Amendment, together with the Agreement and all exhibits and schedules thereto, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Amendment is not intended to grant standing to any Person other than the parties hereto.

3.    This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect.

4.    The provisions of Article 11 of the Agreement shall apply to this Amendment mutatis mutandis unless otherwise modified herein.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

FLEX PHARMA, INC.

By:	/s/ William McVicar, Ph.D.
Name:	William McVicar, Ph.D.
Title:	President and Chief Executive Officer

FALCON ACQUISITION SUB, LLC

By:	Flex Pharma, Inc. its sole member

By:	/s/ William McVicar, Ph.D.
Name:	William McVicar, Ph.D.
Title:	President and Chief Executive Officer

SALARIUS PHARMACEUTICALS, LLC

By:	/s/ David J. Arthur
Name:	David J. Arthur
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]